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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

We consent to the use of our report dated March 21, 2003 (except for Note 14, as to which the date is July 29, 2003), with respect to the consolidated financial statements of PharmaResearch Corporation in this Current Report on Form 8-K/A of Inveresk Research Group, Inc. filed with the Securities and Exchange Commission on September 25, 2003 and the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-91808) pertaining to the Inveresk Research Group, Inc. 2002 Stock Option Plan and the Inveresk Research Group, Inc. 2002 Non-Employee Directors Stock Option Plan of such report.



                                                     /s/ Ernst & Young LLP

Raleigh, North Carolina
October 30, 2003